Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ectel Ltd.

Petah-Tikva

Israel

We consent to the use of our report dated March 28, 2004, with respect to the balance sheets of ECtel The Government Surveillance Business as of December 31, 2003, and the related statements of operations and equity and cash flows for the year ended December 31, 2003, incorporated herein by reference.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
(A member firm of KPMG International)

Tel Aviv, Israel

November 3, 2004

Somekh Chaikin, a partnership registered under the Israeli Partnership Ordinance, is the Israeli member firm of KPMG International, a Swiss cooperative.